Exhibit 21.1
Subsidiaries of RealNetworks, Inc.

Name of Subsidiary	Jurisdiction of Incorporation
Atrativa Latin America Ltda.	Brazil
Audio Mill, Inc.	California
Beijing RealNetworks Technology Co. Ltd.	China
Exomi América Latina Industria, Comércio E Serviços LTDA	Brazil
Game Trust, Inc.	Delaware
HiFind Systems AG	Germany
Listen.com, Inc.	California
Mr. Goodliving Ltd.	Finland
PT WiderThan Indonesia	Indonesia
RealNetworks ApS (formerly Game Trust Europe ApS)	Denmark
RealNetworks Asia Pacific Co., Ltd. (formerly WiderThan Co., Ltd.)	Republic of Korea
RealNetworks Australia Pty. Limited	Australia
RealNetworks Digital Music of California, Inc.	California
RealNetworks Dijital Medya Yazilim Limited Sirketi	Turkey
RealNetworks E-Commerce LLC	Delaware
RealNetworks Global, Inc.	Delaware
RealNetworks GmbH	Germany
RealNetworks GmbH (formerly Sony NetServices GmbH)	Austria
RealNetworks Home Entertainment, Inc.	Delaware
RealNetworks Hong Kong, Limited	Hong Kong
RealNetworks India Pvt. Ltd.	India
RealNetworks International SARL	Luxembourg
RealNetworks Investments LLC	Delaware
RealNetworks K.K.	Japan
RealNetworks Korea, Ltd.	Republic of Korea
RealNetworks Ltd.	United Kingdom
RealNetworks of Brazil LtdA	Brazil
RealNetworks of Mexico, S. de R.L. de C.V.	Mexico
RealNetworks Oy (formerly Exomi Oy)	Finland
RealNetworks Singapore Pte. Limited	Singapore
RealNetworks, SARL	France
Rhapsody America LLC	Delaware
Rhapsody International SARL	Luxembourg
RN Acquisition Corp.	Washington
RN Gemco, Inc.	Delaware
RN International Holdings B.V.	The Netherlands
RN International Holdings C.V.	The Netherlands

Name of Subsidiary	Jurisdiction of Incorporation
TM Acquisition LLC	Delaware
Trymedia Systems Sarl	Switzerland
Trymedia Systems Sociedad Limitada	Spain
WiderThan Americas, Inc.	Delaware
WiderThan UK Ltd.	United Kingdom
Xing Technology Corporation	California
Real Games Europe B.V. (formerly Zylom Media Group B.V.)	The Netherlands